Exhibit 99.11
CONSENT OF JAMES NEARY TO BE NAMED AS A DIRECTOR
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a prospective director of Fidelity National Information Services, Inc. in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 333-158960) under the Securities Act of 1933, as amended, relating to the business combination of Fidelity National Information Services, Inc. and Metavante Technologies, Inc., to which this consent is an exhibit, and in any amendments (including post-effective amendments) thereto.

By:	/s/ James Neary
James Neary

June 29, 2009